UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Being a Great Place to Work 2019 HUMAN CAPITAL MANAGEMENT REPORT Published November 2019

Table of contents 3 7 19A letter from Chairman Being a diverse and Supporting teammates’ and CEO Brian Moynihan inclusive workplace for physical, emotional our teammates around and financial wellness 4 the world Demonstrating how we 10 22 strive to be the best place Recognition for our teammates to work Recognizing and rewarding performance 236 12 Appendix Setting the tone at the top through oversight by Creating opportunities our Board of Directors for teammates to grow and develop What would you like the power to do?® At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose and achieve responsible growth. Our values Our purpose Responsible growth Eight lines of business • Deliver together To help make financial • We must grow and win in Serving the core financial lives better, through the market—no excuses needs of people, companies • Act responsibly • Realize the power of the power of every • We must grow with our and institutional investors connection customer-focused strategy through eight lines of business our people • Trust the team • We must grow within our risk framework • We must grow in a sustainable manner by:- Driving operational excellence- Sharing our success—Being a great place to work 2 BANK OF AMERICA

A letter from Chairman and CEO Brian Moynihan What would you like the power to do?® Every day at Bank of America, we ask that question. We ask it of our customers and clients, we ask it of our teammates, we ask it of our communities and we ask it of our shareholders. The answers we hear shape all we do as a company. Shareholders tell us they’d like us to keep delivering responsible growth. Focusing on responsible growth has allowed us to deliver strong success for our customers, clients and employees. This has produced strong financial returns for those who invest in our company and helped drive progress on societal priorities that impact all those we serve. Fundamental to this is being a great place to work and investing in the people who serve our clients and live and work in local communities across the U.S. and around the world. This is a core tenet of our framework of responsible growth. As we meet with our shareholders and other stakeholders, the importance they place on transparency and understanding of our employee practices is a common theme. With this report, we are pleased to provide additional clarity around all we do to support our teammates and their families, as well as some additional steps we are taking to continue to build on this progress. While we are making great strides, we know we have more to do. In sharing this report with you, we hope it will make it easier for you to see the full context of what we do as we continue to deliver responsible growth and help make financial lives better for all those we serve. Thank you.

Demonstrating how we strive to be the best place for our teammates to work Driving responsible growth 1. We have to drive operational philanthropy, financing and how produces sustainable results excellence. This makes it possible we manage our own activities and Our commitment to responsible growth to reinvest the savings back into expenses. We have robust internal is resolute and has four tenets: our team, our capabilities, our client and external governance to hold experience and our communities ourselves accountable to fulfill all • We have to grow—no excuses. and shareholders. of our environmental, social and • We have to keep our customer governance (ESG) commitments. 2. We share our success with our at the center of what we do. communities. That includes all we 3. We have to be a great place to work • We have to grow while staying do to drive progress on societal for our teammates. We publish within our risk framework. priorities, including those that additional information in our Annual • Our growth must be sustainable. are broadly defined in the United Report and Proxy Statement, and for Nations Sustainable Development the first time we are publishing this To be sustainable, our growth has Goals: clean/renewable energy, Human Capital Management Report to deliver on three things: gender equality, ordable housing to highlight our work and progress and others. We do this through our in greater detail.

Walking the walk and being on average greater than 99% our teammates $1.6 billion a great place to work of that received by men, and in aggregate. In our letter to shareholders in the compensation received by people Our own research has found that 2018 Annual Report, we discussed of color on average greater than stakeholders are placing increasing how, by driving responsible growth, 99% of non-people of color importance on intangible assets— we can and have delivered strong teammates, as validated by third-such as employee talent and gender results for our shareholders and party analysis. diversity—to assess the overall value continue to address the needs and • Support for new parents in of a company and its chance of long-priorities of society. In other words, the U.S., including 16 weeks paid term success.1 We believe being a how we are walking the walk to maternity, paternity and adoption great place to work for our employees deliver for all of our stakeholders. leave to allow time for new is a critical aspect of our success This report discusses what we do parents to spend with their child. and for our company’s role in society. to make this a great place to work. And, we are building on this progress In this report, we cover the Throughout the report, we provide with recent announcements, including: following topics: detailed information about the actions our company has taken for our more • Accelerating our increase in • Setting the tone at the top than 200,000 teammates and their minimum wage. We have made through oversight by our families across the globe, and we are regular increases over several Board of Directors years in our internal minimum pleased to provide transparency and • Promoting a diverse and rate of pay for our U.S. hourly clarity about that work in more detail. inclusive workforce teammates. Our minimum hourly Examples of the work we have done • Recognizing and rewarding wage for U.S. teammates is to date include: performance currently $17. We will raise it to • Diverse representation at all $20 in the first quarter of 2020. • Attracting and developing levels of our company, including a exceptional talent • Sharing our success with our Board of Directors and management teammates. This year marks the • Supporting teammates’ physical, team that are more than 45% third consecutive year we will emotional and financial wellness diverse. Additionally, women recognize our teammates’ efforts comprise more than 45% of the In the years ahead, we will continue to in driving responsible growth report on these items and the progress management team and 40% of the through a special compensation top three levels of our company. we are making against our human award. Approximately 95% of our capital management metrics as part • Equal pay for equal work, with teammates across the globe will of our ongoing focus on delivering compensation received by women receive the award. Over the past responsible growth. three years, we have awarded

Setting the tone at the top through oversight by our Board of Directors Our Board of Directors oversees our corporate strategy. The Board is composed of 17 directors, 16 of whom are independent from management. Among other important duties, in exercising their responsibilities, the Board and its committees oversee: • Management’s identification, • Reviewing and providing oversight in which results are achieved, measurement, monitoring and of our human capital management accountability in driving a strong control of our risks, including strategies, programs and practices, risk-management culture and compliance risk and conduct risk including diversity and inclusion a robust review of scorecards, (D&I) goals and progress including specific diversity metrics • Our maintenance of high ethical standards and ective policies and • Regularly requesting and receiving • Meeting with key managers practices to protect our reputation, briefings from senior management below the senior-most management assets and business on matters related to how we level to assess for themselves manage conduct risk, such as how conduct and culture • Our establishment, maintenance employee training and issue expectations are cascaded and administration of appropriately prevention, detection, escalation, throughout our organization designed compensation programs management and reporting and plans • Reviewing our annual Employee • Holding management accountable Engagement Survey results, • Our ESG initiatives, which include for the timely escalation of including the Engagement and our human capital management issues for review with the Board Diversity & Inclusion indices policies and practices and its committees Our Board firmly supports our Our Board and its committees have • Overseeing our incentive plan commitment to responsible growth, a key role in the oversight of our design and governance processes including our policies, plans and culture, setting the tone at the top and to provide an appropriate balance processes, to ensure we are a great holding management accountable for of risk and compensation outcomes place to work. The Board is routinely maintaining high ethical standards. They briefed on the metrics, benefits, do this in a number of ways, including: • Evaluating performance for programs and policies outlined in executive oï¬ƒcers across a range this report. of factors, such as the manner Current Board Members1 6 Women Directors 47% African-American Bank of America is 1 of only 4    2 Diverse Directors S&P 100 companies with 6 or more women on the Board1 Hispanic Director 1 CEO included in Board Members

Being a diverse and inclusive workplace for our teammates around the world Our commitment to diversity starts at the top with our Board of Directors and CEO Our teammates reflect the diversity of our external stakeholders. At all levels of the company, we focus on attracting, retaining and developing our diverse talent. We strive to mirror the customers, clients and communities we serve. Our Board and its committees play a key role in the oversight of our culture, holding management accountable for the highest principles of ethical and professional conduct and a commitment to being a great place to work. CEO Management team members The Global Diversity & Since 2007, Brian Moynihan has cascade goals to ensure Inclusion Council (GDIC) chaired the Global Diversity & commitment and accountability The Council promotes diversity Inclusion Council—the chief across the company, as well as goal setting, which is embedded governing body for our D&I strategy. support and drive an inclusive in our performance management work environment. process and occurs at all levels Management team members of the organization. The management team sets the Chief Diversity & D&I goals of the company. Inclusion Oï¬ƒcer The GDIC consists of senior Each management team member We have a senior Human Resources executives from every group, and has action-oriented diversity targets. executive who partners with the has been in place for over 20 These targets are subject to our CEO and management team to years. The council sponsors and quarterly business review process, drive our D&I strategy, programs, supports business, operating unit used as part of talent planning initiatives and policies. and regional D&I councils to ensure and included in scorecards alignment to enterprise diversity reviewed by the Board. strategies and goals. Global workforce We believe that achieving strong operating results—the right way—starts with our teammates. Our diversity makes us stronger, and the value we deliver as a company is strengthened when we bring broad perspectives together to meet the needs of our diverse stakeholders. Over Over Over Over 50% 45% 50% 45% of our management of our management of our global workforce of our U.S.-based workforce team is diverse team are women are women are people of color

As part of our commitment to responsible growth, we regularly report the progress of our workforce diversity metrics. We believe this routine disclosure holds our management team accountable and ensures we are delivering on our commitment to increasing representation across the company against key categories, including:

Management levels

We have built robust analytics and put processes in place at all levels of the company to drive progress and accountability. We measure diversity progress across our top three management levels, comprised of approximately 1,200 people in senior roles who are part of our executive talent management process and who fuel the pipeline for our management team.

Managers

We hold our more than 20,000 managers accountable for driving progress in diversity within their teams. We also provide opportunities for managers to sponsor and support rising talent to continue building our diverse workforce.

Campus hires

We are focused on building a strong, diverse talent pipeline of future leaders. Through recruitment efforts and partnerships, we're attracting some of the best and most diverse talent from around the world.

Equal Employment Opportunity (EEO) categories

We benchmark against other firms and industry metrics to monitor and review representation across EEO categories.

By disclosing our workforce data, we demonstrate the progress we are making—progress that is driven from the top down by leadership who embrace D&I as integral to our business success. By maintaining this focus, we believe our company will be well-positioned to attract and retain diverse talent, better serve our clients and communities, and build meaningful and trusting connections among our teammates.

Improvements in Key Workforce Metrics

+27% increase in **WOMEN** in management levels 1-3[1]

+28% increase in **WOMEN** in our global campus class[2]

+20% increase in **PEOPLE OF COLOR** in management levels 1-3[1]

+33% increase in **PEOPLE OF COLOR** in our U.S. campus class[2]

"To measure how our efforts are working, we track our workforce data meticulously. At least once a month, senior leaders receive updated scorecards tracking the representation of diverse talent at every level. We also track our culture of inclusion through our Diversity and Inclusion Index, which is at a record high for the enterprise."

—

Cynthia Bowman
CHIEF DIVERSITY & INCLUSION OFFICER

[1] Percent increase from 2015-2018
[2] Percent increase since 2009

8 BANK OF AMERICA

Since 2015, we have maintained or increased workforce diversity while reducing our total headcount by 5%.

Management levels and managers

Global and U.S. diversity[1]		2015[2]	2018
Management levels 1-3	Women	33%	42%
	People of Color	15%	18%
Managers	Women	42%	41%
	People of Color	32%	37%

[1] Data for women is global; people of color is U.S.-only

[2] Above, we disclose 'Global and U.S. Diversity' beginning in 2015, as we made a renewed commitment to our organizational health in October 2015. Under the broader umbrella of Operational Excellence, we focused on flattening and streamlining our organization with the goal of increasing communication, reducing bureaucracy and elevating talent.

Campus hires

Global and U.S. diversity[1]		2009[2]	2018
Full-time class	Women	32%	41%
	People of Color	36%	48%

[1] Data for women is global; people of color is U.S.-only

[2] For 'Campus Diversity,' we disclosed our workforce data beginning in 2009, since we measure against a 10-year cycle.

Equal Employment Opportunity (EEO) categories

U.S. diversity		2015	2018
Executive/Sr. level officials and managers	Women	32%	33%
	People of Color	15%	18%
First/Mid-level officials and managers	Women	49%	49%
	People of Color	33%	36%

EEO financial services benchmarks – 2017

U.S. diversity	Women	People of Color
Executive/Sr. level officials and managers	**BAC:** 32% **EEO:** 31%	**BAC:** 16% **EEO:** 13%
First/mid-level officials and managers	**BAC:** 49% **EEO:** 48%	**BAC:** 35% **EEO:** 24%

The above 2017 metrics reflect the most recent data available from the EEOC.

We're proud of our position relative to the EEO financial services benchmarks for senior and mid-level women and people of color categories.

BEING A GREAT PLACE TO WORK 9

Recognizing and rewarding performance Equal pay for equal work We are committed to equal pay for For over a decade, we have conducted We also have a standard U.S. practice equal work through our pay-for- analyses with outside experts to that restricts the solicitation of performance philosophy. We maintain examine individual employee pay before compensation information from robust policies and practices that year-end compensation decisions are candidates during our hiring process. reinforce equal pay for equal work, finalized, and we adjust compensation This helps ensure that we consider new including reviews with oversight from where appropriate. hires for their individual qualifications our Board and senior leaders. and roles, rather than how they may have been previously compensated. Equal Pay for Equal Work Commitments Board and senior Annual analysis Compensation Analysis expansion into Fair hiring practices, leader oversight from outside experts adjustments, where additional geographies including pay inquiry appropriate in the future restrictions in the U.S.

We realize that there are various metrics The results of our 2018 review of total compensation across related to the topic of pay equity, the U.S., U.K., France, Ireland, Hong Kong and Singapore showed: and we have consulted with external experts regarding the most appropriate analysis to support our commitment Compensation received by women is to D&I progress and measurement. In on average greater than 99% of consideration of this advice and the size of our company, we believe our that received by men. equal pay for equal work analysis is the most appropriate measure at this time. We believe our pay-for-performance approach—combined with our focus In the U.S., compensation received by people of on workforce representation—will color is on average greater than 99% of that continue driving the advancement and received by non-people of color teammates. representation of women and people of color in our company. Our strategy, programs and actions are guided by our commitment to be a leader in the solution for equal pay for equal work, contributing to the advancement of women and people of color both within our workforce and in society as a whole. Competitive compensation % Sharing our success We pay our teammates fairly based on market rates for their roles, experience +50 We have invested and how they perform, and we regularly Minimum Wage $ benchmark against other companies 1.6B2010-2019 both within and outside our industry from $11.30/hr to $17/hr through special to help ensure our pay is competitive. compensation awards We are an industry leader in establishing to approximately an internal minimum rate of pay above all mandated minimums for our U.S. $ % hourly teammates, and have made 20 95 regular increases over the past several Bank of America years. Our minimum hourly wage for of our teammates U.S. teammates is $17. We will raise it minimum wage across the globe to $20 in the first quarter of 2020. ective Q1 2020 over the past three years

Creating opportunities for teammates to grow and develop

Attracting and recruiting exceptional talent

A key aspect of responsible growth is attracting and retaining exceptional talent from around the world to Bank of America. This starts with how we recruit new teammates and extends to the many ways we support their professional development and career growth.

Starting with **early identification programs**, we connect first-and second-year college students to opportunities across the company to equip them with the knowledge and skills to meet their full potential. Our campus programs also pair thousands of interns with leaders across the company to make an impact from the start.

Our campus recruitment initiatives and partnerships are fueling a pipeline of diverse talent to our company. We hire from **more than 350 universities around the world** to fill internship and full-time positions, including 16 Hispanic-Serving Institutions in key locations, including Puerto Rico, and 28 Historically Black Colleges and Universities (HBCUs). Through our Africa Internship Program, we hire interns from universities in Côte d'Ivoire, Egypt, Ghana, Kenya, Nigeria, South Africa, Togo, Uganda and Zimbabwe.

We also partner with more than 30 organizations focused on advancing diverse talent—including the National Black MBA Association, Robert Toigo Foundation, The Posse Foundation, Disability:IN and Lesbians Who Tech.

In 2019, we welcomed our most diverse summer internship class in our company's history:


47%
Women

among global interns
up from 45% in 2018


57%
People of Color

among U.S. interns
up from 55% in 2018

12 BANK OF AMERICA

We continue to drive progress in the diversity of our future leaders, as seen through our campus hires:


41%
Women

among campus hires in 2018
up from 32% in 2009


48%
People of Color

among campus hires in 2018
up from 36% in 2009

In addition to early identification and campus programs, we focus on recruiting military and veterans, LGBT+, people with disabilities and individuals from low-and-moderate income (LMI) communities. Specifically, we:

- **Support military personnel and veterans** as they transition to civilian life; by the end of 2019, we will have hired 10,000 military veterans, achieving our five-year commitment.
- **Attract and develop LGBT+ talent** through targeted partnerships with organizations such as Out & Equal Workplace Advocates and Reaching Out.
- **Hire people with cognitive and developmental disabilities;** our Support Services team is comprised of over 300 employees across multiple locations.
- **Hire and reskill individuals from low-and-moderate income (LMI) communities;** since 2018, our Consumer and Small Business division has hired nearly 7,500 employees from LMI communities —more than 70% of our 10,000 commitment by 2023.

Developing and retaining talent to sustain responsible growth

We recognize how important it is for employees to develop and progress in their careers. That's why we provide a variety of resources to help teammates grow in their current roles and build new skills.

Learning tools

We value our teammates' varied experiences and learning styles. Through our personalized approach, we offer learning and development programs that ensure all teammates have access to the resources they need to advance their careers, including:

- Our **Learning Hub** allows teammates to create personalized learning plans tailored to their roles and interests. The Hub also provides access to books, articles, courses and videos to build industry knowledge and enhance their professional skills.
- Our **Military Transition and Career site**, militarytransition.bankofamerica.com, offers ongoing learning tools that address common challenges military teammates face when transitioning to the corporate workplace.
- Through our **tuition reimbursement program**, we provide up to $5,250 annually for eligible undergraduate or graduate courses and discounts at a number of universities, plus free, unlimited individual academic advisory services.

Leadership investment

We offer a range of development programs for leaders who show potential as future business and C-level executives, including:

- **Women's Next Level Leadership Program:** Provides strategies and tactics to help multicultural women in progressing their careers through a seven-month virtual development experience.
- **Women's Executive Development Program:** Leverages the faculty of Columbia Business School to engage, develop, retain and support the career advancement of high potential talent. The program includes assessments, virtual development sessions, executive sponsorship and local market engagement opportunities.
- **Diverse Leader Sponsorship Program:** Pairs diverse rising talent with senior leader sponsors to increase the visibility and representation of diverse talent. The program includes development sessions, executive sponsorship and engagement opportunities.

BEING A GREAT PLACE TO WORK 13

- **Accelerated Development Program:** Year-long executive development program that helps accelerate the growth of top leaders through in-person and virtual learning events, as well as one-on-one coaching from an external coach.
- **Leader Development Forum:** Held four times annually, this forum provides top leaders with practical tools to enhance their leadership effectiveness and exposure to peers and company leaders.
- **Emerging Leader Program:** Focuses on engaging top-talent and mid-level leaders with direct reports to develop leader effectiveness in their current roles and create development opportunities for future positions.

To drive manager capabilities and build leadership skills, we offer resources for new and seasoned leaders, including:

- **Manager Excellence Program:** Shares practical business tips from senior leaders and industry experts, giving managers insight into topics that support company priorities. The monthly sessions are accessible virtually or on-demand to meet participants' preferred and global schedules.
- **New Manager Program:** Helps new or recently promoted managers build the knowledge and skills they need to successfully lead their teams. The program offers a range of interactive, tailored resources to fit managers' needs and learning styles.
- **Manager Excellence Consultants:** Aimed at mid-level managers, HR professionals provide one-on-one coaching and virtual and in-person sessions to help managers build their skills and connect everyday decisions to enterprise priorities.
- In 2018, more than **85% of eligible managers** voluntarily participated in some form of manager development program, which contributed to reduced overall turnover. Also, participating managers have **30% less attrition**, receive **29% higher performance ratings** and give over **100% more recognition** to their team.
- In addition to our company-wide manager and executive programs, many of our lines of business have their own tailored career development programs. Line of business learning and development programs may include enterprise development content, as well as specific role-based programming. We believe developing our talent at this deeper, business-specific level is critical to ensuring our teammates are equipped with the training and skills they need to deliver innovative solutions for our clients.

Providing pathways to new opportunities and reskilling

At all levels of our company, we provide current and prospective teammates with visibility into available roles and cross-functional opportunities as they consider what's next for their careers. In 2018, our career tools, resources and programs helped more than **17,000 teammates** find new roles at our company.

Our **Career Path Tool** helps teammates visualize and explore career paths and future roles, as well as the steps needed to get there.

Through our internal career site, **myCareer**, we offer enhanced job search capabilities and career planning tools.

We also partner with Year Up and other nonprofit organizations to help individuals prepare for the challenges of first-time professional employment and a potential career with us, including those without a college education or whose life circumstances may prevent them from accessing professional employment.

Additionally, through our **Pathways career** program, we partner with external organizations to help connect us to candidates with strong potential. Pathways participants are trained through **The Academy**—an award-winning, high-tech curriculum supporting the career development of more than 66,000 Consumer and Small Business teammates.

Helped more than
17K
teammates find roles at our company

Supported the career development of more than
66K
Consumer and Small Business teammates through The Academy, our award-winning, high-tech curriculum

Committed to hiring
10K
individuals from low-and-moderate income (LMI) communities by 2023 (+70% complete)

14 BANK OF AMERICA

Promoting an inclusive workplace through learning opportunities To help drive our culture of inclusion, include internal and external clients and communities, like a teammates have access to a range of experts, resources and support we recent Boston-based session on programs and resources focused on can offer and teammates’ personal substance abuse disorders and how building understanding in the workplace. experiences. More than 60,000 individuals can support those on We explore inclusive leadership teammates have participated in the road to recovery. behaviors through candid dialogue formal sessions in their businesses, • Inclusion Manager Series: on diversity, including:    local markets and other company-Provides learning opportunities to wide settings, including an • Courageous conversations: equip managers to better manage enterprise broadcast on domestic Our series engages teammates bias and drive inclusion deep within violence awareness, as well as a in candid dialogue on the issues their teams. town hall focused on emotional that matter most, like D&I, social • myD&I Development Program: wellness and mental health. justice, mental health, race, ers a series of D&I-focused gender and equality. Outside the company, we also learning sessions created for host local conversations with our Over the last few years, we individual contributors. have expanded our approach to “When I saw the support that the bank had in place for diversity and inclusion years ago, I decided it was time for me to be 100% authentic and bring my whole self to work. I haven’t looked back since, and it has made all the difference.” BANK OF AMERICA EMPLOYEE

Being accountable to our diversity commitment through our leadership councils, Employee Networks and external partnerships

Diversity leadership councils

We encourage peer-to-peer support through our diversity leadership councils. Our councils convene regularly to hear from our management team and external thought leaders, provide oversight of our diversity commitment, discuss strategies to improve advocacy, sponsorship and retention, address unique obstacles to career advancement and grow client relationships.

Our diversity leadership councils include:

- Black/African American Executive Leadership Council
- Hispanic-Latino Leadership Council
- Asian Advisory Council
- Investing in Women Leadership Council
- LGBT+ Executive Leadership Council
- Disability Advisory Council
- Military Advisory Panel
- Global NextGen Council

Employee Networks

Our leadership councils work closely with our 11 Employee Networks, comprised of more than 300 chapters and 160,000 memberships worldwide. The Employee Networks help teammates develop leadership skills, build ties with local communities and advance diversity recruitment.

Our Employee Networks include:

- Asian Leadership Network
- Black Professional Group
- Disability Advocacy Network
- Hispanic/Latino Organization for Leadership and Advancement
- Inter-Generational Employee Network
- Leadership, Education, Advocacy and Development (LEAD) for Women
- Lesbian, Gay, Bisexual and Transgender (LGBT+) Pride
- Military Support and Assistance Group
- Multicultural Leadership Network
- Native American Professional Network
- Parents and Caregivers Network

External partnerships

In addition to our leadership councils and Employee Networks, we reinforce our commitment to diversity and expand our impact by partnering with other organizations focused on advancing and driving inclusion in the workplace, including:

- **The Hispanic Promise:** Launched in 2019 by the We Are All Human Foundation with the goal of creating a more inclusive work environment for Hispanics
- **HBCU Challenge:** Launched by Congresswoman Alma S. Adams, the Challenge is a public pledge to encourage corporations to create partnerships with HBCUs to help produce top minority talent as part of their D&I efforts.

11 Employee Networks

300 chapters

160K memberships

16 BANK OF AMERICA

• CEO Action for Diversity & • Disability:IN: A nonprofit resource • U.S. 30% Club: Launched in 2014, Inclusion: The largest CEO-driven for business disability inclusion the U.S. 30% Club is comprised business commitment to advance worldwide, Disability:IN’s network of CEOs and Chairs who are D&I in the workplace, representing of over 185 corporations expands committed to developing and more than 85 industries, all opportunities for people with promoting female talent within 50 U.S. states and millions of disabilities. their organizations, with a goal of teammates globally achieving 30% female directors • Women in Finance Charter on S&P 100 boards by 2020. • Catalyst CEO Champions for in the U.K.: Launched by the U.K. Change: A group of over 60 CEOs government in 2016, the Women pledging to advance more women in Finance Charter aims to improve into all levels of leadership gender diversity in U.K. financial services. “I am so proud of my company for supporting courageous conversations, and feel honored to work for an organization that supports us all.” BANK OF AMERICA EMPLOYEE

Employee Engagement Survey and turnover

We have conducted an annual Employee Engagement Survey for nearly two decades. In 2019, 88% of teammates (nearly 180,000 people) participated, demonstrating our teammates' willingness to give us feedback on how we are meeting their needs.

Since 2012, our Employee Engagement Index has steadily increased to record levels at 85%. We also measure an internal D&I Index[1] that gives us feedback on our D&I efforts and how our teammates feel about being able to bring their whole selves to work. This index is also at record levels. As further evidence of our inclusive culture, we also continue to see an increase in teammates who feel free to speak their minds and share opinions.

The results of the survey and the process of continuous improvement that ensues is discussed with the Board at least annually.

Our efforts are reflecting our progress in being a great place to work, and resulting in record engagement levels and historically low turnover across the company.

Employee Engagement Survey and turnover results



Employee Engagement Score
Turnover
90
85
80
75
70
65
60
16
15
14
13
12
11
10
73%
75%
76%
75%
80%
82%
85%
15%
15%
15%
14%
12%
12%
2012
2013
2014
2016
2017
2018
2019

"We have been driving increased levels of employee engagement, which means more employees are providing feedback to the company and they're having that much more influence over the company and culture. This in turn leads to a more involved and focused workforce, which naturally reduces turnover, and ultimately leads to stronger relationships and greater client satisfaction."

–

Dean Athanasia, President
CONSUMER AND SMALL BUSINESS

[1] Our Diversity and Inclusion Index measures core areas like how comfortable teammates feel sharing different opinions without fear of negative consequences, whether or not they feel they are being treated fairly, their impression of how well Bank of America has done in creating an environment where people of diverse backgrounds can succeed, and how Bank of America values the unique experiences our teammates bring to the workplace.

18 BANK OF AMERICA

Supporting teammates’ physical, emotional and financial wellness We are committed to supporting our teammates’ and their families’ wellbeing by offering flexible and competitive benefits. Physical wellness with larger company subsidies Emotional wellness Our approach to physical wellness is for those earning less. Also, our Through a range of innovative, built on the things we can do to help average contribution increases industry-leading and flexible address health risks and manage health since 2012 have been below programs and benefits, we support care costs for our teammates, including national health care trends. our teammates through everyday robust health and insurance benefits • Teammates are encouraged to challenges, special moments and and wellness resources. Between complete a voluntary annual critical life events, including: current U.S.–based teammates and their wellness health screening and • Twenty-six weeks of parental families and retirees, we are responsible questionnaire—and receive a $500 leave—16 weeks of which are for providing comprehensive health credit to their annual medical plan fully paid for eligible teammates. and wellness benefits to nearly premium. If the employee’s spouse/ Additionally, we offer a variety 400,000 people. partner also completes these of other leave options, including • Since 2012, there has been no activities, this credit is increased personal-, medical- and military-increase in medical premiums to $1,000. More than 85% of leave. Full-time teammates are for teammates earning less than employees and their spouses/ also eligible for 20 days of paid $50,000. For all teammates, partners complete the wellness bereavement leave after losing we vary the medical premium activities annually. a spouse, partner or child. contribution by annual pay level, Note: Specific programs vary by region. U.S. programs shown.

- Center-based and in-home back-up care solutions available for children and adult family members
- Reimbursement for eligible adoption, fertility and/or surrogacy expenses up to a maximum of $20,000 throughout an employee's career with us
- Training for 20,000 managers through our partnership with Thrive Global, focusing on stress management, building resiliency and understanding mental health warning signs in teammates
- Unlimited, confidential, free 24/7 phone access to specialists for counseling during difficult moments for teammates and eligible household members, plus six free face-to-face counseling sessions per issue

Financial wellness

The business case for financial wellness is clear: if teammates are not financially well, there is a greater chance that they may not be physically or emotionally well either. That's why we offer robust financial benefits focused on driving better behaviors across life priorities and the financial spectrum, including:

- Automatically enrolling teammates into the 401(k) plan, as we know starting saving early helps with financial planning for retirement. Based on service for eligible U.S. teammates, we make an annual contribution of 2% - 3% regardless of employee 401(k) contribution level. We also have matching contributions of up to 5% of eligible pay on a dollar-for-dollar basis.
- Financial assistance through our Employee Relief Fund for teammates who experience loss due to natural disasters or other unexpected emergency hardships. Teammates can receive up to $2,500 in relief for a qualified disaster and up to $5,000 for an emergency hardship.
- Better Money Habits®, a free education resource helping people improve their financial wellness, through our partnership with Khan Academy
- Charitable donations through our Employee Giving Program anytime, including credit card and payroll contributions that can be automatically doubled with matching gifts up to a total of $5,000 per year. Each year, our teammates direct more than $70 million to communities via individual giving and our company's matching gift program.



"Being a great place to work means having a culture of caring for our teammates—providing resources and programs for all aspects of wellness, including physical, emotional and financial."

Sheri Bronstein
CHIEF HUMAN RESOURCES OFFICER

Note: Specific programs vary by region. U.S. programs shown.

20 BANK OF AMERICA

Supporting our employees

Life Event Services (LES) is an internal, highly specialized group providing personalized support for major life events, including connecting employees to resources, benefits, counseling and other support. More than 100,000 team members have worked with the highly trained and empathetic LES team members for needs related to the following areas:

Leave of absence
support for employees who need assistance with a complex leave or guidance with a leave-related issue

Terminal illness
support for terminally ill employees and their family members

Domestic violence
support and connections to resources for employees impacted by domestic violence

Retirement
support for employees who are preparing for retirement

Medical accommodations
support for employees who need workplace accommodations

Transgender
support for employees transitioning in the workplace and connections to relevant benefits and resources

Survivor
support for managers, employees and retirees who experience the loss of a loved one

Critical event
support for employees who are personally impacted by an event such as a natural disaster, violence or house fire

Military – new in 2018
support for our military employees and families as they join the bank, relocate or take military leave

"I'm so grateful for LES support when Hurricane Dorian destroyed our family home. The bank generously gave me time off to be with my family and help them rebuild their house. This would never have been possible were it not for the rental van LES provided to get a large amount of supplies to a boat. It meant so much to my family that I was able to support them—both practically and emotionally—during this terrible time."

BANK OF AMERICA EMPLOYEE

"Your understanding has made our family tragedy easier to bear."

Bank of America Employee

"When I did not know what to do or where to go, you had answers."

Bank of America Employee

Note: Specific programs vary by region. U.S. programs shown.

BEING A GREAT PLACE TO WORK 21

Recognition

We're honored to be recognized by organizations and media around the world for our efforts to be a great place to work.

In 2019, we were recognized by Fortune as one of their 100 Best Companies to Work For, Catalyst for investing in women, Euromoney as the Best Bank for Diversity and Inclusion and LinkedIn as a top company in the U.S., among several others. Below are some of our most recent awards.

Fortune

100 Best Companies to Work For (2019)

Best Big Companies to Work For (2019)
only financial services company recognized

Best Workplaces for Women (2019)

Best Workplaces in Financial Services & Insurance (2019)

Best Workplaces for Diversity (2019)

Best Workplaces for Parents (2019)

Best Workplaces for Giving Back (2018)

Change the World (2019)
named the top global bank

Euromoney

World's Best Bank for Diversity and Inclusion (2019)

World's Best Bank (2018)

World's Best Bank for Corporate Social Responsibility (2017)

Asia's Best Bank for Corporate Social Responsibility (2019)

LinkedIn

50 Top Companies in the U.S. (2019)
top ranking financial institution

Working Mother

100 Best Companies
31 consecutive years

Best Companies for Multicultural Women (2019)

Best Companies for Dads (2019)

Investing in Women Initiative

Catalyst Award Winner (2019)

Forbes

World's Best Employers (2019)

Bloomberg

Sector-Neutral Gender-Equality Index (2019)

Financial Services Gender-Equality Index (2017)

RateMyPlacement

100 Undergraduate Employers (2019-2020)

PEOPLE Magazine

Companies that Care (2019)

AnitaB.org

Top Companies for Women Technologists (2019)

Diversity MBA Magazine

50 Out Front: Best Places for Women & Diverse Managers to Work (2019)

JUST Capital

America's Most JUST Companies (2019)

Military Times

Best for Vets: Employers (2019)

Stonewall

UK Workplace Equality Index (2019)

Fatherly

50 Best Places to Work for New Dads (2018)

Equileap

U.S. and Global Gender Equality Reports (2019)
named the leading company in U.S. for gender equality

Black Enterprise

50 Best Companies for Diversity (2018)

Dave Thomas Foundation for Adoption

100 Best Adoption-Friendly Workplace (2019)

Disability:IN

Global Employer of the Year (2019)

National Association of Asian American Professionals

Milestone Honor Award (Asian Leadership Network, 2016)

Global Finance Magazine

Best Bank in the World (2019)

LATINA Style

Top 50 Best Companies for Latinas to Work for in the U.S. (20 years)

Top 12 Companies of the Year (2019)

Top 12 Employee Resource Groups of the Year (Hispanic-Latino Organization for Leadership & Advancement, 2019)

NAFE

Top Companies for Executive Women (12 years)

22 BANK OF AMERICA

APPENDIX

Equal Employment Opportunity (EEO) diversity statistics

2018 EEO Table (by number of teammates)

U.S. employee diversity in 2018										
Job Category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaskan Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender	Total
Executive/senior level officials and managers	Male	2,215	88	99	244	7	0	20	2,673	4,012
	Female	1,085	82	57	102	6	0	7	1,339	
First/mid-level officials & managers	Male	7,689	823	1,325	1,676	32	35	154	11,734	23,117
	Female	7,205	1,348	1,599	1,024	36	27	144	11,383	
Professionals	Male	26,334	2,093	2,558	6,141	111	91	570	37,898	59,537
	Female	13,277	2,148	1,689	4,068	74	70	313	21,639	
All other	Male	11,523	4,148	6,929	2,992	85	111	752	26,540	83,042
	Female	23,053	11,395	14,962	5,274	244	240	1,334	56,502	
Totals	Male	47,761	7,152	10,911	11,053	235	237	1,496	78,845	169,708
	Female	44,620	14,973	18,307	10,468	360	337	1,798	90,863	

2018 EEO Table (by percentage of teammates)

U.S. employee diversity in 2018									
Job Category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/Alaskan Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/senior level officials and managers	Male	55.2%	2.2%	2.5%	6.1%	0.2%	0.0%	0.5%	66.6%
	Female	27.0%	2.0%	1.4%	2.5%	0.1%	0.0%	0.2%	33.4%
	Total	82.3%	4.2%	3.9%	8.6%	0.3%	0.0%	0.7%	
First/mid-level officials & managers	Male	33.3%	3.6%	5.7%	7.3%	0.1%	0.2%	0.7%	50.8%
	Female	31.2%	5.8%	6.9%	4.4%	0.2%	0.1%	0.6%	49.2%
	Total	64.4%	9.4%	12.6%	11.7%	0.3%	0.3%	1.3%	
Professionals	Male	44.2%	3.5%	4.3%	10.3%	0.2%	0.2%	1.0%	63.7%
	Female	22.3%	3.6%	2.8%	6.8%	0.1%	0.1%	0.5%	36.4%
	Total	66.5%	7.1%	7.1%	17.1%	0.3%	0.3%	1.5%	
All other	Male	13.9%	5.0%	8.3%	3.6%	0.1%	0.1%	0.9%	32.0%
	Female	27.8%	13.7%	18.0%	6.4%	0.3%	0.3%	1.6%	68.0%
	Total	41.6%	18.7%	26.4%	10.0%	0.4%	0.4%	2.5%	
Totals	Male	28.1%	4.2%	6.4%	6.5%	0.1%	0.1%	0.9%	46.5%
	Female	26.3%	8.8%	10.8%	6.2%	0.2%	0.2%	1.1%	53.5%
	Total	54.4%	13.0%	17.2%	12.7%	0.4%	0.3%	1.9%	

BEING A GREAT PLACE TO WORK 23